ENERGY TRANSFER PARTNERS
REPORTS FIRST QUARTER RESULTS
Dallas – May 4, 2016 – Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP” or the “Partnership”) today reported its financial results for the quarter ended March 31, 2016. Adjusted EBITDA for ETP for the three months ended March 31, 2016 totaled $1.41 billion, an increase of $46 million compared to the same period last year. Distributable Cash Flow attributable to the partners of ETP, as adjusted, for the three months ended March 31, 2016 totaled $793 million, a decrease of $51 million compared to the same period last year. Net income for the three months ended March 31, 2016 was $376 million, an increase of $108 million compared to the same period last year.
In April 2016, ETP announced a quarterly distribution of $1.055 per unit ($4.22 annualized) on ETP Common Units for the quarter ended March 31, 2016.
ETP’s other recent key accomplishments include the following:

•
In March 2016, ETP contributed to Sunoco LP its remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business for $2.23 billion. Sunoco LP paid $2.20 billion in cash, including a working capital adjustment, and issued 5.7 million Sunoco LP common units to ETP Retail Holdings, LLC, a wholly-owned subsidiary of the Partnership. The transaction was effective January 1, 2016.

•
In April 2016, Bayou Bridge Pipeline, LLC (“Bayou Bridge”), a joint venture among ETP, Sunoco Logistics Partners L.P. (“Sunoco Logistics”) and Phillips 66 Partners LP, began commercial operations on the 30-inch segment of its pipeline from Nederland, Texas to Lake Charles, Louisiana. ETP and Sunoco Logistics each hold a 30% interest in the entity and Sunoco Logistics will be the operator of the system.

•	As of March 31, 2016, ETP’s $3.75 billion credit facility had $4 million of outstanding borrowings and its leverage ratio, as defined by the credit agreement, was 4.27x.

•	In the first quarter of 2016, ETP issued 11.2 million common units through its at-the-market equity program, generating net proceeds of $324 million.
An analysis of ETP’s segment results and other supplementary data is provided after the financial tables shown below. ETP has scheduled a conference call for 8:00 a.m. Central Time, Thursday, May 5, 2016 to discuss the first quarter 2016 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on ETP’s website for a limited time.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, natural gas liquids, and refined products. ETP’s general partner is owned by Energy Transfer Equity, L.P. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN). ETE also owns approximately 2.6 million ETP Common Units and approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and the IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit Energy Transfer Equity, L.P.’s website at www.energytransfer.com.
Sunoco Logistics Partners L.P. (NYSE: SXL) is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, natural gas liquids, and refined products. Sunoco Logistics’ general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. website at www.sunocologistics.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Energy Transfer
Lyndsay Hannah
214-840-5477 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2016	December 31, 2015
ASSETS

Current assets	$4,759	$4,698

Property, plant and equipment, net	45,787	45,087

Advances to and investments in unconsolidated affiliates	5,020	5,003
Non-current derivative assets	16	—
Other non-current assets, net	514	536
Intangible assets, net	4,080	4,421
Goodwill	4,139	5,428
Total assets	$64,315	$65,173

LIABILITIES AND EQUITY

Current liabilities	$4,911	$4,121

Long-term debt, less current maturities	26,769	28,553
Long-term notes payable – related party	223	233
Non-current derivative liabilities	213	137
Deferred income taxes	4,495	4,082
Other non-current liabilities	939	968

Commitments and contingencies
Series A Preferred Units	33	33
Redeemable noncontrolling interests	15	15

Equity:
Total partners’ capital	20,120	20,836
Noncontrolling interest	6,597	6,195
Total equity	26,717	27,031
Total liabilities and equity	$64,315	$65,173

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
REVENUES	$4,481	$10,326
COSTS AND EXPENSES:
Cost of products sold	2,968	8,496
Operating expenses	348	610
Depreciation, depletion and amortization	470	479
Selling, general and administrative	81	133
Total costs and expenses	3,867	9,718
OPERATING INCOME	614	608
OTHER INCOME (EXPENSE):
Interest expense, net	(319)	(310)
Equity in earnings of unconsolidated affiliates	76	57
Losses on interest rate derivatives	(70)	(77)
Other, net	17	7
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	318	285
Income tax expense (benefit)	(58)	17
NET INCOME	376	268
Less: Net income (loss) attributable to noncontrolling interest	65	(6)
Less: Net loss attributable to predecessor	—	(7)
NET INCOME ATTRIBUTABLE TO PARTNERS	311	281
General Partner’s interest in net income	297	242
Class H Unitholder’s interest in net income	79	54
Class I Unitholder’s interest in net income	2	33
Common Unitholders’ interest in net loss	$(67)	$(48)
NET LOSS PER COMMON UNIT:
Basic	$(0.15)	$(0.17)
Diluted	$(0.15)	$(0.17)
WEIGHTED AVERAGE NUMBER OF COMMON UNITS OUTSTANDING:
Basic	490.2	323.8
Diluted	490.2	323.8

SUPPLEMENTAL INFORMATION
(Dollars and units in millions, except per unit amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (a):
Net income	$376	$268
Interest expense, net of interest capitalized	319	310
Income tax expense (benefit) (b)	(58)	17
Depreciation, depletion and amortization	470	479
Non-cash compensation expense	19	20
Losses on interest rate derivatives	70	77
Unrealized losses on commodity risk management activities	63	77
Inventory valuation adjustments	26	34
Equity in earnings of unconsolidated affiliates	(76)	(57)
Adjusted EBITDA related to unconsolidated affiliates	219	146
Other, net	(16)	(5)
Adjusted EBITDA (consolidated)	1,412	1,366
Adjusted EBITDA related to unconsolidated affiliates	(219)	(146)
Distributable cash flow from unconsolidated affiliates	144	101
Interest expense, net of interest capitalized	(319)	(310)
Amortization included in interest expense	(7)	(13)
Current income tax benefit	1	9
Maintenance capital expenditures	(59)	(84)
Other, net	3	4
Distributable Cash Flow (consolidated)	956	927
Distributable Cash Flow attributable to Sunoco Logistics (100%)	(283)	(158)
Distributions from Sunoco Logistics to ETP	125	90
Distributable Cash Flow attributable to Sunoco LP (100%) (c)	—	(33)
Distributions from Sunoco LP to ETP (c)	—	12
Distributable cash flow attributable to noncontrolling interest in other consolidated subsidiaries	(7)	(5)
Distributable Cash Flow attributable to the partners of ETP	791	833
Transaction-related expenses	2	11
Distributable Cash Flow attributable to the partners of ETP, as adjusted	$793	$844

Distributions to the partners of ETP (d):
Limited Partners:
Common Units held by public	$526	$465
Common Units held by ETE	3	24
Class H Units held by ETE (e)	83	56
General Partner interests held by ETE	8	8
Incentive Distribution Rights (“IDRs”) held by ETE	331	300
IDR relinquishments net of Class I Unit distributions	(34)	(27)
Total distributions to be paid to the partners of ETP	$917	$826
Common Units outstanding – end of period (d)	500.9	481.4
Distribution coverage ratio (f)	0.86x	1.02x

Distributable Cash Flow per Common Unit (g)	$0.83	$1.57

(a)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of ETP’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
ETP defines Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on ETP’s proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
ETP defines Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ETP’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among ETP’s subsidiaries, the Distributable Cash Flow generated by ETP’s subsidiaries may not be available to be distributed to the partners of ETP. In order to reflect the cash flows available for distributions to the partners of ETP, ETP has reported Distributable Cash Flow attributable to the partners of ETP, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to the partners of ETP includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to the partners of ETP is net of distributions to be paid by the subsidiary to the noncontrolling interests.

For Distributable Cash Flow attributable to the partners of ETP, as adjusted, certain transaction-related and non-recurring expenses that are included in net income are excluded.

(b)
For the three months ended March 31, 2016, the Partnership’s effective income tax rate decreased from the prior year primarily due to lower earnings among the Partnership’s consolidated corporate subsidiaries. The three months ended March 31, 2016 also reflected a benefit of $20 million of net state tax benefit attributable to statutory state rate changes resulting from the contribution by ETP to Sunoco LP of its remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business.

(c)	Amounts related to Sunoco LP reflect the periods through June 30, 2015, subsequent to which Sunoco LP was deconsolidated and is now reflected as an unconsolidated affiliate.

(d)
Distributions on ETP Common Units and the number of ETP Common Units outstanding at the end of the period, both as reflected above, exclude amounts related to ETP Common Units held by subsidiaries of ETP. For the three months ended March 31, 2015, ETP Common Units outstanding at the end of the period includes ETP Common Units issued in connection with the Regency Merger.

(e)	Distributions on the Class H Units for the three months ended March 31, 2016 and 2015 were calculated as follows:

	Three Months Ended March 31,
	2016	2015
General partner distributions and incentive distributions from Sunoco Logistics	$92	$62
	90.05%	90.05%
Total Class H Unit distributions	$83	$56

(f)
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to the partners of ETP, as adjusted, divided by net distributions expected to be paid to the partners of ETP in respect of such period.

(g)
The Partnership defines Distributable Cash Flow per Common Unit for a period as the quotient of Distributable Cash Flow attributable to the partners of ETP, as adjusted, net of distributions related to the Class H Units, Class I Units and the General Partner and IDR interests, divided by the weighted average number of Common Units outstanding.

Similar to Distributable Cash Flow as described above, Distributable Cash Flow per Common Unit is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay to its unitholders. Using this measure, the Partnership’s management can compare Distributable Cash Flow attributable to the partners of ETP, as adjusted, among different periods on a per-unit basis.
Distributable Cash Flow per Common Unit is calculated as follows:

	Three Months Ended March 31,
	2016	2015
Distributable Cash Flow attributable to the partners of ETP, as adjusted	$793	$844
Less:
Class H Units held by ETE	(83)	(56)
General Partner interests held by ETE	(8)	(8)
IDRs held by ETE	(331)	(300)
IDR relinquishments net of Class I Unit distributions	34	27
	$405	$507
Weighted average Common Units outstanding – basic	490.2	323.8
Distributable Cash Flow per Common Unit	$0.83	$1.57

SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)
Our segment results were presented based on the measure of Segment Adjusted EBITDA. The tables below identify the components of Segment Adjusted EBITDA, which was calculated as follows:

•
Gross margin, operating expenses, and selling, general and administrative expenses. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.

•
Unrealized gains or losses on commodity risk management activities and inventory valuation adjustments. These are the unrealized amounts that are included in cost of products sold to calculate gross margin. These amounts are not included in Segment Adjusted EBITDA; therefore, the unrealized losses are added back and the unrealized gains are subtracted to calculate the segment measure.

•
Non-cash compensation expense. These amounts represent the total non-cash compensation recorded in operating expenses and selling, general and administrative expenses. This expense is not included in Segment Adjusted EBITDA and therefore is added back to calculate the segment measure.

•
Adjusted EBITDA related to unconsolidated affiliates. These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates. Amounts reflected are calculated consistently with our definition of Adjusted EBITDA.

	Three Months Ended March 31,
	2016	2015
Segment Adjusted EBITDA:
Midstream	$263	$310
Liquids transportation and services	227	169
Interstate transportation and storage	292	301
Intrastate transportation and storage	179	177
Investment in Sunoco Logistics	349	221
Retail marketing	57	129
All other	45	59
	$1,412	$1,366

Midstream

	Three Months Ended March 31,
	2016	2015
Gathered volumes (MMBtu/d)	9,851,105	9,514,586
NGLs produced (Bbls/d)	427,923	367,382
Equity NGLs (Bbls/d)	29,533	28,090
Revenues	$1,092	$1,151
Cost of products sold	678	712
Gross margin	414	439
Unrealized losses on commodity risk management activities	—	11
Operating expenses, excluding non-cash compensation expense	(145)	(138)
Selling, general and administrative expenses, excluding non-cash compensation expense	(12)	(3)
Adjusted EBITDA related to unconsolidated affiliates	6	1
Segment Adjusted EBITDA	$263	$310
Gathered volumes and NGLs produced increased primarily due to the King Ranch acquisition as well as increased gathering and processing capacities in the Eagle Ford, Permian Basin and Cotton Valley regions, partially offset by declines in the Panhandle/Mid-Con, North Texas, and North East regions.
Segment Adjusted EBITDA for the midstream segment reflected a decrease in gross margin as follows:

	Three Months Ended March 31,
	2016	2015
Gathering and processing fee-based revenues	$374	$370
Non fee-based contracts and processing	40	69
Total gross margin	$414	$439
For the three months ended March 31, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net effects of the following:

•
a decrease of $9 million in non-fee based margins for natural gas due to lower natural gas prices and a $20 million decrease in non-fee based margins for crude oil and NGL due to lower crude oil and NGL prices;

•	a decrease in gross margin of $22 million from realized gains and losses on derivatives;

•	an increase of $7 million in operating expenses primarily due to assets that are recently placed in service, including the King Ranch and Eagle Ford systems in south Texas; and

•	an increase of $9 million in general and administrative expenses primarily due to a higher allocation of costs to the midstream segment; partially offset by

•
an increase of $4 million in fee-based revenues due to increased production and increased capacity from assets placed in service in the Eagle Ford Shale, Permian Basin and Cotton Valley regions partially offset by volume declines in the North Texas, Mid-Continent/Panhandle and North East regions; and

•	an increase of $5 million in adjusted EBITDA related to unconsolidated affiliates due to increased volumes through unconsolidated joint ventures.

Liquids Transportation and Services

	Three Months Ended March 31,
	2016	2015
Liquids transportation volumes (Bbls/d)	486,907	408,504
NGL fractionation volumes (Bbls/d)	362,906	218,325
Revenues	$919	$835
Cost of products sold	661	638
Gross margin	258	197
Unrealized losses on commodity risk management activities	9	9
Operating expenses, excluding non-cash compensation expense	(37)	(35)
Selling, general and administrative expenses, excluding non-cash compensation expense	(5)	(4)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Segment Adjusted EBITDA	$227	$169
NGL transportation volumes increased in all major producing regions, including the Permian, North Texas, Southeast Texas, Eagle Ford, and Louisiana. Additionally, our crude transportation pipeline in the Eagle Ford region transported approximately 44,000 Bbls/d for the three months ended March 31, 2016 compared to 38,000 Bbls/d for the three months ended March 31, 2015.
Average daily fractionated volumes increased for the three months ended March 31, 2016 compared to the same period last year due to the ramp-up of our third 100,000 Bbls/d fractionator at Mont Belvieu, Texas, which was commissioned in late December 2015, as well as increased producer volumes as mentioned above.
Segment Adjusted EBITDA for the liquids transportation and services segment reflected an increase in gross margin as follows:

	Three Months Ended March 31,
	2016	2015
Transportation margin	$108	$84
Processing and fractionation margin	100	65
Storage margin	49	44
Other margin	1	4
Total gross margin	$258	$197
For the three months ended March 31, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our liquids transportation and services segment increased due to the following:

•
an increase of $24 million in transportation fees due to higher volumes transported out of all of our producing regions and higher average rates. The increase in average rates was primarily due to a higher proportion of the volumes originating from West Texas where transport rates are higher. Higher volumes from the West Texas region resulted in an increase in margin of $20 million between periods;

•
an increase of $40 million in processing and fractionation margin (excluding changes in unrealized losses of $5 million) due to a $27 million increase in margin from our fractionators due to the ramp-up of our third 100,000 Bbls/d fractionator at Mont Belvieu, Texas, and additional producer volumes, primarily from West Texas. Additionally, the commissioning of the Mariner South LPG export project during February 2015 contributed an additional $15 million for the three months ended March 31, 2016. Margin associated with our off-gas fractionator in Geismar, Louisiana decreased by $2 million, as NGL and olefins market prices decreased significantly for the comparable periods; and

•
an increase of $5 million in storage margin due to an increase in demand for leased storage capacity as a result of favorable market conditions, which increased fee-based storage revenues by $6 million. This increase in fee-based storage revenues was partially offset by lower non-fee based revenues of $2 million due to lower commodity prices; partially offset by

•	a decrease of $7 million in other margin (excluding changes in unrealized losses of $4 million) primarily due to less favorable commodity prices;

•	an increase of $2 million in operating expenses primarily due to increased utilities costs offset by lower project related expenses; and

•	an increase of $1 million in general and administrative expenses due to higher employee related expenses.
Interstate Transportation and Storage

	Three Months Ended March 31,
	2016	2015
Natural gas transported (MMBtu/d)	5,835,046	6,794,740
Natural gas sold (MMBtu/d)	16,946	16,656
Revenues	$259	$276
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(72)	(72)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(12)	(15)
Adjusted EBITDA related to unconsolidated affiliates	117	112
Segment Adjusted EBITDA	$292	$301

Distributions from unconsolidated affiliates	$73	$69
Transported volumes decreased 790,206 MMBtu/d on the Trunkline pipeline due to the transfer of one of the pipelines at Trunkline which was repurposed from natural gas service to crude oil service. The remainder of the decrease in transported volumes was primarily due to the impacts of milder weather, including a decrease of 93,958 MMBtu/d on the Tiger pipeline.
For the three months ended March 31, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net effects of the following:

•
a decrease of approximately $10 million in revenues due to the transfer and conversion from crude oil service to natural gas service of one of the Trunkline pipelines, and $11 million on the Transwestern pipeline from the expiration of a transportation rate schedule and lower sales of gas due to lower prices. The decreases on the Transwestern pipeline were offset by a $7 million increase primarily from sales of capacity at higher rates and new transportation services; partially offset by

•	a decrease of $3 million in selling, general and administrative expenses primarily due to a reduction in allocations and lower employee related expenses for the three months ended March 31, 2016; and

•
an increase of $5 million in adjusted EBITDA related to unconsolidated affiliates due to higher equity from Citrus as a result of higher revenues from one additional operating day and Phase VIII related revenues and lower maintenance related expenses.

The increase in cash distributions from unconsolidated affiliates is due to higher earnings from Citrus for the three months ended March 31, 2016, as discussed above.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2016	2015
Natural gas transported (MMBtu/d)	7,994,473	8,809,018
Revenues	$558	$586
Cost of products sold	393	416
Gross margin	165	170
Unrealized losses on commodity risk management activities	38	35
Operating expenses, excluding non-cash compensation expense	(33)	(36)
Selling, general and administrative expenses, excluding non-cash compensation expense	(6)	(7)
Adjusted EBITDA related to unconsolidated affiliates	15	15
Segment Adjusted EBITDA	$179	$177

Distributions from unconsolidated affiliates	$15	$14
Transported volumes decreased primarily due to lower production volumes, primarily in the Barnett Shale region, partially offset by increased volumes related to significant new long-term transportation contracts.
For the three months ended March 31, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:

•
an increase of $7 million in transportation fees, despite the decrease in transported volumes, primarily due to increased revenue from renegotiated and newly initiated long-term, fixed capacity fee contracts on our Houston Pipeline system;

•	an increase of $7 million in natural gas sales and other primarily due to higher realized gains from the buying and selling of gas along our system, as well as lower fuel losses;

•	a decrease of $2 million in operating expenses due to lower pipeline maintenance related costs, as well as lower costs for electricity used to run compressors on our pipelines; and

•	a decrease of $1 million in general and administrative expenses resulting from lower overhead allocation costs due to shared services cost savings; partially offset by

•
a decrease of $8 million in storage margin (excluding changes in unrealized losses of $2 million and inventory fair value adjustments of $5 million), primarily driven by the timing of the movement of market prices during both periods; and

•
a decrease of $7 million from the sale of retained fuel (excluding changes in unrealized gains of $1 million) primarily due to significantly lower market prices. The average spot price at the Houston Ship Channel location for the three months ended March 31, 2016 decreased by $0.83/MMBtu, or 30%, to $1.93/MMBtu, compared to $2.76/MMBtu for the same period in the prior year.

Investment in Sunoco Logistics

	Three Months Ended March 31,
	2016	2015
Revenues	$1,777	$2,572
Cost of products sold	1,439	2,359
Gross margin	338	213
Unrealized losses on commodity risk management activities	13	15
Operating expenses, excluding non-cash compensation expense	(21)	(39)
Selling, general and administrative expenses, excluding non-cash compensation expense	(23)	(22)
Inventory valuation adjustments	26	41
Adjusted EBITDA related to unconsolidated affiliates	16	13
Segment Adjusted EBITDA	$349	$221

Distributions from unconsolidated affiliates	$5	$5
Segment Adjusted EBITDA related to Sunoco Logistics increased due to the following:

•
an increase of $64 million from Sunoco Logistics’ crude oil operations. During the quarter, Sunoco Logistics continued to utilize its storage capabilities to capture the contango market structure. The impact of last-in, first-out (“LIFO”) method of accounting in an environment where commodity prices are falling resulted in approximately $60 million of positive earnings in the quarter. This favorable LIFO timing is expected to be reversed in future periods as commodity prices rise or those inventory positions are liquidated. Excluding this favorable inventory timing, the Sunoco Logistics’ crude oil operations increased $4 million compared to the same period last year. This increase was primarily attributable to improved results from Sunoco Logistics’ crude oil pipelines which benefited from the Permian Express 2 pipeline that commenced operations in July 2015 and higher results from Sunoco Logistics’ crude oil terminals largely related to Sunoco Logistics’ Nederland facility. These increases were largely offset by a decrease in operating results from Sunoco Logistics’ crude oil acquisition and marketing activities resulting from narrowing crude oil differentials;

•
an increase of $46 million from Sunoco Logistics’ NGLs operations, primarily due to increased volumes and fees from Sunoco Logistics’ Mariner NGLs projects, which includes Sunoco Logistics’ Nederland and Marcus Hook facilities. Higher volumes related to Sunoco Logistics’ NGLs acquisition and marketing activities and the absence of unfavorable LIFO inventory accounting also contributed to the increase; and

•
an increase of $18 million from Sunoco Logistics’ refined products operations, primarily due to increased operating results from Sunoco Logistics’ refined products pipelines, which was largely attributable to the commencement of operations on Sunoco Logistics’ Allegheny Access project in 2015. Improved earnings from Sunoco Logistics’ refined products acquisition and marketing activities and increased contributions from Sunoco Logistics’ refined products joint ventures also contributed to the improvement.

Retail Marketing

	Three Months Ended March 31,
	2016	2015
Revenues	$—	$4,805
Cost of products sold	—	4,367
Gross margin	—	438
Unrealized losses on commodity risk management activities	—	2
Operating expenses, excluding non-cash compensation expense	—	(271)
Selling, general and administrative expenses, excluding non-cash compensation expense	—	(34)
Inventory valuation adjustments	—	(7)
Adjusted EBITDA related to unconsolidated affiliates	57	1
Segment Adjusted EBITDA	$57	$129

Distributions from unconsolidated affiliates	$30	$—
Due to the transfer of the general partnership interest of Sunoco LP from ETP to ETE in 2015 and completion of the dropdown of remaining Retail Marketing interests from ETP to Sunoco LP in March 2016, the Partnership’s retail marketing segment has been deconsolidated, and the segment results now reflect an equity method investment in limited partnership units of Sunoco LP. As of March 31, 2016, the Partnership owns 43.5 million Sunoco LP common units, representing 45.6% of Sunoco LP’s total outstanding common units.
For the three months ended March 31, 2016, distributions from unconsolidated affiliates reflect the distributions to be received from Sunoco LP for the period. No comparable amounts are reflected in the prior period, because Sunoco LP was a consolidated subsidiary at that time.

All Other

	Three Months Ended March 31,
	2016	2015
Revenues	$854	$742
Cost of products sold	761	635
Gross margin	93	107
Unrealized losses on commodity risk management activities	3	5
Operating expenses, excluding non-cash compensation expense	(21)	(23)
Selling, general and administrative expenses, excluding non-cash compensation expense	(27)	(49)
Adjusted EBITDA related to unconsolidated affiliates	4	3
Other	24	24
Eliminations	(31)	(8)
Segment Adjusted EBITDA	$45	$59

Distributions from unconsolidated affiliates	$1	$2
Amounts reflected in our all other segment primarily include:

•	our natural gas marketing and compression operations;

•	a 33% non-operating interest in PES, a refining joint venture; and

•	our investment in Coal Handling, an entity that owns and operates end-user coal handling facilities.
For the three months ended March 31, 2016 compared to the same period last year, Segment Adjusted EBITDA decreased primarily due to unfavorable results from our natural resources operations.

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES
(Tabular amounts in millions)
(unaudited)
The following is a summary of capital expenditures (net of contributions in aid of construction costs) for the three months ended March 31, 2016:

	Growth	Maintenance	Total
Direct(1):
Midstream	$322	$26	$348
Liquids transportation and services(2)	731	4	735
Interstate transportation and storage(2)	61	5	66
Intrastate transportation and storage	14	2	16
All other (including eliminations)	31	9	40
Total direct capital expenditures	1,159	46	1,205
Indirect(1):
Investment in Sunoco Logistics	467	13	480
Total capital expenditures	$1,626	$59	$1,685

(1)	Indirect capital expenditures comprise those funded by our publicly traded subsidiary; all other capital expenditures are reflected as direct capital expenditures.

(2)
Includes capital expenditures related to the Bakken, Bayou Bridge and Rover pipeline projects, which includes $112 million related to Sunoco Logistics’ proportionate ownership in the Bakken and Bayou Bridge pipeline projects.

We currently expect capital expenditures for the full year 2016 to be within the following ranges:

	Growth		Maintenance
	Low	High	Low	High
Direct(1):
Midstream	$1,050	$1,100	$130	$140
Liquids transportation and services:
NGL	975	1,025	20	25
Crude(2)	350	400	—	—
Interstate transportation and storage(2)(3)	200	240	110	115
Intrastate transportation and storage(3)	25	35	30	35
All other (including eliminations)	65	75	25	30
Total direct capital expenditures	$2,665	$2,875	$315	$345

(1)	Direct capital expenditures exclude those funded by our publicly traded subsidiary.

(2)	Includes capital expenditures related to our proportionate ownership of the Bakken, Bayou Bridge and Rover pipeline projects.

(3)	Net of amounts forecasted to be financed at the asset level with non-recourse debt of approximately $1.21 billion.

SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$21	$19
FEP	14	14
PES	(6)	(9)
MEP	11	12
HPC	8	9
AmeriGas	(2)	6
Sunoco LP	15	—
Other	15	6
Total equity in earnings of unconsolidated affiliates	$76	$57

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$74	$69
FEP	19	19
PES	4	2
MEP	24	24
HPC	15	15
Sunoco LP	57	—
Other	26	17
Total Adjusted EBITDA related to unconsolidated affiliates	$219	$146

Distributions received from unconsolidated affiliates:
Citrus	$35	$33
FEP	17	16
PES	—	2
MEP	21	20
HPC	12	13
Sunoco LP	30	—
Other	17	11
Total distributions received from unconsolidated affiliates	$132	$95